Exhibit 99.1

AMERICAN FINANCIAL GROUP, INC. PROPOSES

A MERGER TRANSACTION THAT WOULD INCREASE ITS OWNERSHIP OF

GREAT AMERICAN FINANCIAL RESOURCES, INC. TO 100%

Cincinnati, Ohio - February 22, 2007 - American Financial Group, Inc. (NYSE/NASDAQ: AFG) announced that it has proposed that its 81%-owned subsidiary, Great American Financial Resources, Inc. ("GAFRI") (NYSE: GFR) engage in a merger transaction that would increase AFG's ownership of GAFRI's common stock to 100%.

Under the proposed merger transaction, GAFRI will acquire for cash all the outstanding shares not currently held by AFG at a price of $23.50 per share for an aggregate amount of approximately $215 million. GAFRI will use excess capital plus borrowings from AFG to fund the transaction.

AFG expects this transaction to be accretive to its earnings by an annualized amount of $.07 per share and will enhance its return on equity. Craig Lindner and Carl Lindner III, AFG's Co-Chief Executive Officers jointly stated: "We believe this transaction is beneficial to AFG and its shareholders while being fair to GAFRI minority shareholders. It allows us to use our excess capital to increase our ownership of a specialty-focused business that supports our strategic initiatives. It simplifies the AFG organization and results in immediate expense savings through the elimination of a public company and allows for other synergies that will provide efficiencies over time."

It is anticipated that GAFRI will establish a special committee of independent directors which will retain legal and financial advisors to consider the proposal.

While the transaction is subject to the negotiation of a merger agreement with GAFRI's special committee of independent directors, and will be subject to customary conditions and regulatory approvals, AFG anticipates a closing in the third quarter of 2007.

Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of retirement annuities and supplemental insurance products.

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions, earnings and investment activities.

Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the terms of the proposed transactions, changes in economic conditions including interest rates, performance of securities markets, the availability of capital, regulatory actions and changes in the legal environment affecting AFG and other changes in market conditions that could affect any party to the proposed transactions.

Contact: Anne N. Watson	Web Sites: www.afginc.com
Vice President-Investor Relations	www.GreatAmericanInsurance.com
(513) 579-6652	www.GAFRI.com

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